Exhibit 99.1

WHITEWAVE FOODS REPORTS STRONG FIRST QUARTER 2014 RESULTS

•	Adjusted Diluted Earnings per Share Increases 40% to $0.22, Excluding China Joint Venture Investments

•	Net Sales Increases 36% to $830 Million; 12% Organic Net Sales Growth, Excluding Results of Earthbound Farm Acquired on January 2, 2014

•	Adjusted Operating Income Grows 35% to $64 Million; Operating Margins Expanded in Historical Businesses, Excluding Earthbound Farm

•	Q2 2014 Guidance of $0.21 to $0.22 of Adjusted Diluted Earnings per Share, Excluding Expected Investments in China Joint Venture

•	Full Year 2014 Guidance Range Increased to $0.95 to $0.98 of Adjusted Diluted Earnings per Share, Excluding Expected Investments in China Joint Venture

DENVER – May 8, 2014 – The WhiteWave Foods Company (the “Company”) (NYSE: WWAV) today reported strong results for the first quarter ended March 31, 2014, driven by continued growth across all of the Company’s platforms.

Financial Summary:	Three Months Ended March 31,
In millions, except EPS	2014	2013	% Change*
Net Sales	$830	$608	+36%
Operating Income
GAAP	$54	$42	+29%
Adjusted	$64	$47	+35%
Net Income
GAAP	$32	$24	+35%
Adjusted	$39	$28	+40%
Diluted Earnings per Share (EPS)
GAAP	$0.18	$0.14	+32%
Adjusted	$0.22	$0.16	+38%
Adjusted, excluding China Joint Venture	$0.22	$0.16	+40%
Shares Outstanding
Basic	174	173
Diluted	177	173

*	Certain change percentages may not recalculate using the rounded dollar amounts provided

The Company reported first quarter 2014 adjusted diluted earnings per share of $0.22, a 40 percent increase compared to first quarter 2013, excluding investments associated with its China joint venture. Including joint venture investments, the Company also reported first quarter 2014 adjusted diluted earnings per share of $0.22.

Net sales for the first quarter of 2014 were $830 million, a 36 percent increase from net sales of $608 million in the first quarter of 2013. This growth reflects the inclusion of Earthbound Farm, and strong organic growth in both the Company’s North America and Europe segments. Excluding Earthbound Farm, net sales for the first quarter 2014 increased 12 percent due primarily to strong volume growth in both segments.

Adjusted operating income for the first quarter of 2014 totaled $64 million, compared to $47 million in the first quarter of 2013, representing an increase of 35 percent.

“The strength of our results reflects impressive organic growth across our historical businesses, plus the strategic addition of Earthbound Farm to our portfolio,” said Gregg Engles, Chairman and Chief Executive Officer. “All of our brands delivered strong volume growth, which in turn fueled category expansion. Our China joint venture is progressing on-track, and we are excited about the opportunities that entry into this market provides. I am pleased with our strong start to the year, along with the expected continued momentum that has led us to increase our forecasts for 2014.”

BASIS OF PRESENTATION

Certain financial measures in this release are presented on a non-GAAP, adjusted basis. North America segment financial results for the first quarter of 2014 are adjusted to eliminate a gain from the reduction of previous restructuring costs. All other adjustments relate to Corporate and other items. See reconciliations at the end of this release for further details and for reconciliations of the non-GAAP measures to GAAP.

NORTH AMERICA SEGMENT

The Company’s North America segment now consists of four platforms: Plant-based Foods and Beverages, Premium Dairy, Organic Greens and Produce, and Coffee Creamers and Beverages. In the first quarter of 2014, net sales for the North America segment were $705 million, an increase of 39 percent over the first quarter 2013. The growth in the North America segment reflects the inclusion of Earthbound Farm’s results, and increased volumes and new product innovations in the Company’s historical businesses. Excluding Earthbound Farm, net sales for the first quarter 2014 increased 10 percent from the first quarter of 2013. Adjusted operating income for the North America segment increased 32 percent to $74 million for the first quarter, compared to the same period in 2013, driven by the addition of Earthbound Farm and operating margin expansion of more than 60 basis points in the North America segment’s historical businesses.

North America Segment Summary
In millions	Three Months Ended March 31,
	2014	2013	% Change
Net Sales	$705	$507	+39%

GAAP Segment Operating Income	$75	$56	+33%
Adj. Segment Operating Income	$74	$56	+32%

Plant-Based Foods & Beverages

In the North America Plant-based Foods and Beverages platform, which includes Silk® soymilk, almondmilk, and coconutmilk, net sales increased 13 percent in the first quarter of 2014 compared to the first quarter of 2013. This growth was driven primarily by the continued strong growth of Silk® almondmilk which increased sales 52 percent in the first quarter 2014 compared to the same period in 2013. The overall plant-based foods and beverages category remained strong with more than 20 percent category growth in the first quarter 2014. Almond’s share of the overall category continues to grow and now represents an estimated 66 percent of the plant-based foods and beverages category. WhiteWave’s Silk® brand has the #1 market position in almond, as well as in all of its other product subcategories.

The Company’s recently-introduced line of flavorful almondmilk and coconutmilk blends and a new variety of almondmilks enhanced with protein and fiber are gaining distribution based on the strength of the Silk® brand and a track record of successful innovation. In addition, the Company has rolled out redesigned packaging across the Silk® product line and launched a national advertising campaign to increase brand and category awareness of the benefits of plant-based foods and beverages.

Premium Dairy

In Premium Dairy, which includes Horizon Organic®, net sales increased 8 percent in the first quarter of 2014 compared to the first quarter of 2013. This growth more than offset a 2 percentage point impact from the Company’s previously communicated exit of certain private label manufacturing arrangements and discontinuation of servicing a national coffee chain. Volume growth continued to be the primary sales driver due to continued growth in value-added offerings, such as Horizon Organic® DHA Omega-3 products, along with some impact from price increases implemented in the fourth quarter of 2013. The organic milk category grew by 7 percent in the first quarter 2014, with Horizon Organic® maintaining its leading market share.

Expanding Horizon Organic® beyond the dairy case is in the introductory stages, but initial consumer and retailer response to Horizon Organic® macaroni & cheese and a new line of Horizon Organic® snacks has been very positive. The Company plans to increase its distribution of these products throughout the year.

Organic Greens & Produce

In Organic Greens and Produce, Earthbound Farm’s net sales were $146 million in its first full quarter as part of WhiteWave Foods. First quarter sales were driven primarily by strong volumes in organic packaged salads — the majority of Earthbound Farm’s business — which increased in the high-teens percentage range. Organic packaged salads’ share of the total packaged salad category continued to grow in the first quarter, increasing over 3 percentage points to 24 percent. Earthbound Farm continues to hold the leading share in the branded organic packaged salad segment.

Earthbound Farm’s innovative Power Meal Bowl, which offers consumers a complete salad meal kit, is in the early stages of building distribution and is performing well.

Coffee Creamers & Beverages

In Coffee Creamers and Beverages, which includes coffee creamers under the International Delight® and LAND O LAKES® brands as well as International Delight Iced Coffee®, net sales increased 9 percent in the first quarter 2014 compared to the first quarter 2013. Growth was primarily due to increased volumes behind innovative new products and growth of flavored creamers. The refrigerated flavored creamer category grew 6 percent during the first quarter of 2014, driven by growth in International Delight® flavored creamers.

The Company’s track record of innovation in the flavored creamer category continues, with the launch of International Delight® fat-free and sugar-free products, as well as new International Delight Iced Coffee® flavors. In addition, the national launch of Dunkin’ Donuts® branded creamers in the first quarter of 2014 has been progressing in line with the Company’s expectations.

EUROPE SEGMENT

The Europe segment consists of a Plant-based Foods and Beverages platform that operates primarily under the Alpro® brand name. Net sales in the segment increased 24 percent on a reported basis in the first quarter of 2014 compared to the first quarter of 2013, and increased 19 percent on a constant currency basis. Operating income in the segment increased 55 percent to $10 million for the first quarter of 2014, compared to the same period in 2013, with operating margin expansion of more than 160 basis points.

Europe Segment Summary
In millions	Three Months Ended March 31,
	2014	2013	% Change
Net Sales	$126	$101	+24%
Segment Operating Income	$10	$7	+55%

Growth in the Europe segment was fueled by continued robust volume growth of almond and other recently-introduced beverages, along with continued expansion in non-dairy yogurt and cream products. Alpro® holds the leading market position across its nine core geographies, with a current share of 41 percent.

The Company is continuing in its role as the innovation leader in the plant-based category in Europe by launching new products including coconut beverages, rice and coconut blends and exciting new macadamia nut-based beverages.

OTHER ITEMS

China Joint Venture

On January 5, 2014, the Company announced it is forming a joint venture with China Mengniu Dairy Company Limited to manufacture and distribute products in China. Since this announcement, the joint venture has been formed and all necessary regulatory approvals in China have been received. The Company owns a 49% stake in the joint venture and Mengniu owns a 51% stake. The Company contributed $47 million in cash to the joint venture in the first quarter.

The joint venture is finalizing the acquisition and will begin modifying a production facility, in which it expects to begin producing products in late 2014. The Company anticipates making additional investments in the joint venture for startup and commercialization costs over the balance of 2014.

Sale of Soy-Based Meat Alternative Business

In the first quarter 2014, the Company completed the sale of its soy-based meat alternative business located in the Netherlands. As previously disclosed, the operation was not strategic to the European Plant-based Foods and Beverages platform.

FORWARD OUTLOOK

Due to its strong first quarter 2014 performance and the expectation of continued growth, the Company is increasing its forecasts for 2014. Management now anticipates reported net sales growth in the low thirties percent range for both the full year and the second quarter of 2014. Excluding Earthbound Farm, management now expects net sales for the Company’s historical businesses to increase 8 percent to 9 percent for 2014. The Company anticipates that volume growth across its segments and platforms will be the primary driver of its topline growth, with some modest pricing benefit from actions taken to offset certain inflationary pressures.

For the full year and second quarter of 2014, the Company now expects an adjusted total operating income percentage growth rate in the low-forties, up from the 35 percent growth rate reported in the first quarter of 2014, driven by continued strong volume growth and continued progression on cost reduction initiatives.

Management is forecasting second quarter 2014 interest expense to be approximately $8 million to $10 million, up from $5.7 million in the first quarter of 2014 which was partially offset in the period by an annual interest rebate received on certain loans outstanding. For the full year of 2014, management expects interest expense to be approximately $32 million to $34 million, based upon anticipated debt levels and the current forward outlook on rates. The Company estimates an annual tax rate of approximately 34 to 35 percent for 2014, with the potential for variability in quarterly rates.

Based upon its increased growth expectations, the Company now expects to deliver adjusted diluted earnings per share of between $0.95 and $0.98 for full year 2014, excluding investments in its joint venture in China, which management still anticipates will result in a reduction of approximately $0.05 per diluted earnings per share in 2014. For the second quarter, management expects adjusted diluted earnings per share to range between $0.21 to $0.22, excluding a reduction of approximately $0.01 per diluted earnings per share from estimated China joint venture investments. The China joint venture is in the process of being commercialized and there are numerous factors that may impact the amount of estimated investment on a quarterly basis, as well as for the full year.

Due to continued strong volume growth expectations, the Company is increasing its capital investment plans for 2014 to further expand production capacity in North America and Europe. The Company now projects capital expenditures for 2014 to be approximately $275 million, up from its original estimate of $230 million to $260 million. The timing of capital projects may vary and impact the amount of investments actually made in 2014.

“Our first quarter 2014 results showed impressive strength on both the top and bottom lines, exceeding our expectations and laying the groundwork for strong financial performance for the remainder of the year. To reflect this momentum, we are increasing our organic topline growth and adjusted earnings per share guidance for the full year,” said Kelly Haecker, Executive Vice President and Chief Financial Officer. “With continued volume growth forecasted, we are increasing our capital investment plans in 2014 to allow us to further expand our production capacity. We remain focused on driving sales growth across our business, while continuing to leverage our cost structure to further expand our operating margins.”

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held today, May 8, 2014, at 10:00AM ET and may be heard live by visiting the “Investor Relations” section of the Company’s website at www.whitewave.com/investors. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP, we have presented certain non-GAAP financial measures, including adjusted financial information for the periods presented, such as operating income, net income and diluted earnings per share. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance between periods. These adjustments include certain corporate costs associated with equity awards granted to certain of our executive officers, employees and directors in conjunction with our Company’s initial public offering in October 2012 (the “IPO Grants”), non-recurring transaction costs related to acquisitions and other investments, non-

recurring transition costs related to our separation from Dean Foods, and the elimination of a gain recognized from the reversal of restructuring costs. These adjustments are intended to provide greater transparency of underlying profit trends and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in making financial and operating decisions and evaluating the Company’s performance. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, the Company’s results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products and organic produce throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® plant-based foods and beverages, International Delight® and LAND O LAKES® coffee creamers and beverages, Horizon Organic® premium dairy products and Earthbound Farm® certified organic salads, fruits and vegetables. Its popular European brands of plant-based foods and beverages include Alpro® and Provamel®. To learn more about WhiteWave, visit www.whitewave.com.

*The	LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements under the heading “Forward Outlook” and statements relating to, among other things, projections of net sales growth, operating income, net income and earnings per share, on an adjusted and GAAP basis, our innovation plans, our ability to expand capacity, anticipated profit growth and margin expansion, the expected financial impact of our acquisition of Earthbound Farm, the expected impact and timing of additional investments in our joint venture in China and commencement of operations, and other statements that begin with words such as “believe,” “expect,” “intend” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. The Company’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014 and in our quarterly reports on Form 10-Q. The Company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the Company’s products. Our growth plans depend, in part, on our ability to innovate successfully and on a cost-effective basis. Our financial outlook for the second quarter and full year 2014 may be impacted by our ability or inability to effectively integrate and operate our Earthbound Farm business acquired on January 2, 2014, and the amount of our future additional investments in our joint venture in China and timeline for the joint venture to commence operations. The Company’s expected operating income growth will depend in part on its ability to cost effectively expand capacity. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS
Investor Relations:	Media:
Dave Oldani	Molly Keveney
+1 (303) 635-4747	+1 (303) 635-4529

The WhiteWave Foods Company

Condensed Consolidated Statements of Income

(Unaudited, GAAP Basis)

	Three months ended March 31,
	2014	2013
	(In thousands, except share and per share data)
Net sales	$830,223	$584,508
Net sales to related parties	—	21,899
Transitional sales fees	—	1,837

Total net sales	830,223	608,244
Cost of goods sold	557,009	389,701

Gross profit	273,214	218,543
Operating expenses:
Selling, distribution, and marketing	147,391	125,938
General and administrative	72,286	50,612
Asset disposal and exit costs	(648)	—

Total operating expenses	219,029	176,550

Operating income	54,185	41,993
Other (income) expense:
Interest expense	5,722	4,724
Other (income) expense, net	808	(220)

Total other expense	6,530	4,504

Income before income taxes	47,655	37,489
Income tax expense	15,295	13,491

Net income	$32,360	$23,998

Average common shares:
Basic	173,623,354	173,000,000
Diluted	176,763,409	173,132,917

Basic earnings per common share:
Net Income	$0.19	$0.14
Diluted earnings per common share:
Net Income	$0.18	$0.14

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited, GAAP Basis)

	March 31, 2014	December 31, 2013
	(In thousands)
ASSETS
Cash and cash equivalents	$58,599	$101,105
Other current assets	431,781	355,116

Total current assets	490,380	456,221
Property, plant, and equipment, net	828,883	659,683
Identifiable intangible and other assets, net	1,698,183	1,167,280

Total Assets	$3,017,446	$2,283,184

LIABILITIES AND EQUITY
Total current liabilities, excluding debt	$407,496	$371,400
Total long-term debt, including current portion	1,292,833	662,650
Other long-term liabilities	311,227	287,695

Total Liabilities	2,011,556	1,321,745

Total Equity	1,005,890	961,439

Total Liabilities and Equity	$3,017,446	$2,283,184

The WhiteWave Foods Company

Condensed Consolidated Cash Flows

(Unaudited, GAAP Basis)

	Three months ended March 31,
	2014	2013
	(In thousands)
Operating Activities
Net income	$32,360	$23,998

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,133	19,994
Share-based compensation expense	9,625	7,005
Amortization of debt issuance costs	724	603
Other adjustments	1,766	11,778
Net change in operating assets and liabilities, net of acquisition/divestitures	(4,017)	(74,560)

Net cash provided by (used in) operating activities	67,591	(11,182)

Investing Activities
Investment in unconsolidated entity	(47,285)	—
Payments for acquisition, net of cash acquired $5,638	(603,373)	—
Payments for property, plant, and equipment	(65,017)	(20,734)
Proceeds from sale of fixed assets	49	61,777

Net cash provided by (used in) investing activities	(715,626)	41,043

Financing Activities
Distributions to Dean Foods, net	—	(2,703)
Proceeds from the issuance of debt	500,000	—
Other debt related activity	107,537	(36,500)
Other financing activities	(2,476)	(16)

Net cash provided by (used in) financing activities	605,061	(39,219)

Effect of exchange rate changes on cash and cash equivalents	468	(2,674)

Decrease in cash and cash equivalents	(42,506)	(12,032)
Cash and cash equivalents, beginning of period	101,105	69,373

Cash and cash equivalents, end of period	$58,599	$57,341

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP Q1 2014	Adjustments		Adjusted Q1 2014
	(In thousands, except share and per share data)
Total net sales	$830,223	$—		$830,223
Cost of sales	557,009	—		557,009

Gross profit	273,214	—		273,214
Related party license income	—	—		—
Operating expenses:
Selling and distribution	147,391	—		147,391
General and administrative	72,286	(10,561	)(a)	61,725
Asset disposal and exit costs	(648)	648	(b)	0

Total operating expenses	219,029	(9,913)		209,116

Operating income	54,185	9,913		64,098
Other (income) expense:
Interest expense	5,722	—		5,722
Other (income) expense, net	808	(802	)(c)	6

Total other (income) expense	6,530	(802)		5,728

Income before income taxes	47,655	10,715		58,370
Income tax expense	15,295	4,317	(d)	19,612

Net income	$32,360	$6,398		$38,758

Earnings per Share:
Basic				$0.22	(f)
Diluted				$0.22	(f)
Weighted Average Shares Outstanding:
Basic				173,623,354
Diluted				176,763,409

Adjusted net income excluding joint venture activities:
Adjusted net income				38,758
Corporate related joint venture expenses				753	(e)
Net (income)/loss attributable to minority interest				—

Adjusted net income excluding joint venture activities				$39,510

Adjusted earnings per share excluding joint venture activities:
Basic				$0.23
Diluted				$0.22

	GAAP Q1 2014	Adjustments		Adjusted Q1 2014
		(In thousands)
Income statement amounts by segment:
Total net sales
North America	$704,601	$—		$704,601
Europe	125,622	—		125,622

Total	$830,223	$—		$830,223

Operating income
North America	$74,574	$(648	)(b)	$73,926
Europe	10,397	—		10,397

Total consolidated segment operating income	84,971	(648)		84,323

Related party license income	—	—		—
Corporate and other	(30,786)	10,561	(a)	(20,225)

Total operating income	$54,185	$9,913		$64,098

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP Q1 2013	Adjustments		Adjusted Q1 2013
	(In thousands, except share and per share data)
Total net sales	$608,244	$—		$608,244
Cost of sales	389,701	—		389,701

Gross profit	218,543	—		218,543
Related party license income	—	—		—
Operating expenses:
Selling and distribution	125,938	—		125,938
General and administrative	50,612	(5,479	)(a)	45,133
Asset disposal and exit costs	—	—		—

Total operating expenses	176,550	(5,479)		171,071

Operating income	41,993	5,479		47,472
Other (income) expense:
Interest expense	4,724	—		4,724
Other (income) expense, net	(220)	(23	)(c)	(243)

Total other (income) expense	4,504	(23)		4,481

Income before income taxes	37,489	5,502		42,991
Income tax expense	13,491	1,896	(d)	15,387

Net income	$23,998	$3,606		$27,604

Earnings per Share:
Basic				$0.16	(f)
Diluted				$0.16	(f)
Weighted Average Shares Outstanding:
Basic				173,000,000
Diluted				173,132,917

	GAAP Q1 2013	Adjustments		Adjusted Q1 2013
		(In thousands)
Income statement amounts by segment:
Total net sales
North America	$507,017	$—		$507,017
Europe	101,227	—		101,227

Total	$608,244	$—		$608,244

Operating income
North America	$56,211	$—		$56,211
Europe	6,703	—		6,703

Total consolidated segment operating income	62,914	—		62,914

Related party license income	—	—		—
Corporate and other	(20,921)	5,479	(a)	(15,442)

Total operating income	$41,993	$5,479		$47,472

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	Elimination of stock compensation expense for the IPO grants.

•	$3.3 million for the three months ended March 31, 2014.

•	$2.4 million for the three months ended March 31, 2013.

ii.	Elimination of non-recurring transaction costs related to acquisitions.

•	$7.2 million for the three months ended March 31, 2014.

•	$nil million for the three months ended March 31, 2013.

iii.	Elimination of non-recurring transition costs.

•	$0.1 million for the three months ended March 31, 2014.

•	$3.1 million for the three months ended March 31, 2013.

(b)	The adjustment reflects elimination of a gain recognized from the reversal of restructuring costs incurred in the fourth quarter of 2013 in connection with the sale of the dairy farm located in Idaho.

•	($0.6) million for the three months ended March 31, 2014.

•	$nil million for the three months ended March 31, 2013.

(c)	The adjustment reflects elimination of the expense related to the mark-to-market adjustment on our interest rate swaps.

•	$0.8 million for the three months ended March 31, 2014.

•	$0.0 million for the three months ended March 31, 2013.

(d)	Income tax in the adjustments columns represent the amount required to arrive at an estimated adjusted effective rate on adjusted net income.

(e)	The adjustment reflects the elimination of administrative costs incurred to manage the China Joint Venture investment, net of tax.

•	$0.8 million for the three months ended March 31, 2014.

•	$nil million for the three months ended March 31, 2013.

(f)	For the three months ended March 31, 2013, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share is 173,132,917 for the three months ended March 31, 2013, which includes the dilutive impact of stock options and RSUs.

On May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding. For the three months ended March 31, 2014, the number of shares used to compute basic earnings per share is 173,623,354, which is comprised entirely of Class A common stock on a weighted average basis. The number of shares used to compute diluted earnings per share is 176,763,409 for the three months ended March 31, 2014, which includes the dilutive impact of stock options and RSUs.